Exhibit 10.1

EMPLOYMENT AGREEMENT AMENDMENT

This Amendment to that certain Chief Financial Officer Employment Agreement (the “Amendment”) is made by and between Deep Down, Inc. (the “Company”) and Charles Njuguna (the “Executive”) as of the Effective Date.

RECITALS

On or about July 27, 2018, Company and Executive entered into a Chief Financial Officer Employment Agreement (the “Agreement”), effective July 27, 2018, which the parties now desire to amend in part.

Pursuant to the authority to amend the Agreement granted Company and Executive under Section 10.1 of the Agreement, the following Sections of the Agreement are hereby amended and agreed as follows:

1       Incorporation of Terms. Capitalized terms in this Amendment shall have the meaning assigned those terms in the Agreement.

2       Amendment of Section 1.14. Section 1.14 of the Agreement is hereby amended and restated as follows:

1.14       “Employment Period" shall mean the period commencing on the Effective Date and ending on September 1, 2022; provided, however, that commencing on September 1, 2022, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Employment Period shall be automatically extended for an additional annual period(s) (until the next annual anniversary of September 1 of the following year), unless, at least 90 days prior to the applicable Renewal Date, the Company or Executive shall give notice to the other that the Employment Period shall not be so extended.

All of the former language of Section 1.14 of the Agreement is hereby discarded and shall no longer be a part of the Agreement.

3       Amendment of Section 3.1.1. Section 3.1.1 of the Agreement is hereby amended and restated as follows:

3.1.1         During the Employment Period, the Executive's position (including status, offices, titles, authority, duties and responsibilities) shall be President and Chief Executive Officer of the Company. The Executive’s services shall be performed at the location where the Company operates.

All of the former language of Section 3.1.1 of the Agreement is hereby discarded and shall no longer be a part of the Agreement.

4       Amendment of Section 3.2.1. Section 3.2.1 of the Agreement is hereby amended and restated as follows:

3.1.2         Base Salary. During the Employment Period, the Executive shall receive an annualized base salary (the "Annual Base Salary") of $325,000.00 beginning September 1, 2019, and not less than the base salary the Executive earned during the prior 12-month period at any time thereafter, including any portion of the salary paid to Executive which was earned but deferred. Such Annual Base Salary shall be paid in not less than 12 monthly installments according to the regular payroll practices of the Company. During the Employment Period, the Annual Base Salary shall be reviewed for possible increase at least once every 12 months. Any increase in the Annual Base Salary may not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the Annual Base Salary as utilized in this Agreement shall refer to the Annual Base Salary as so increased.

All of the former language of Section 3.2.1 of the Agreement is hereby discarded and shall no longer be a part of the Agreement.

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5       Amendment of Section 5.2.1.3. Section 5.2.1.3 of the Agreement is hereby amended and restated as follows:

5.2.1.3       a lump sum in cash equal to one time the Executive's Annual Base Salary (at the rate in effect as of the Date of Termination); provided, however, that if such termination occurs prior to the date that is 12 months following a Change of Control, then the amount of such lump sum cash payment shall be equal to two times the Executive's Annual Base Salary (at the rate in effect as of the Date of Termination),

All of the former language of 5.2.1.3 of the Agreement is hereby discarded and shall no longer be a part of the Agreement.

6       Amendment of Section 5.2.1.4. Section 5.2.1.4 of the Agreement is hereby amended and restated as follows:

5.2.1.4       a lump sum in cash equal to the average annual bonus paid to the Executive for the prior two full fiscal years preceding the Date of Termination; provided, however, that if such termination occurs prior to the date that is 12 months following a Change of Control, then the amount of such lump sum cash payment shall be equal to two times the average Annual Bonus paid to the Executive for the prior two full fiscal years preceding the Date of Termination,

All of the former language of 5.2.1.4 of the Agreement is hereby discarded and shall no longer be a part of the Agreement.

7       Amendment of Section 10.5. Section 10.5 of the Agreement is hereby amended and restated as follows:

10.5 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Charles Njuguna at the address set forth in his personnel file at Deep Down, Inc.

If to the Company:

Deep Down, Inc.

18511 Beaumont Highway

Houston, Texas 77049

Attention: Chief Executive Officer

WITH A COPY TO

Deep Down, Inc.

18511 Beaumont Highway

Houston, Texas 77049

Attention: Chairman, Board of Directors

WITH A COPY TO

Gray Reed & McGraw LLP

1300 Post Oak Blvd, Suite 2000

Houston, Texas 77056

Attention: Preston Kamin

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

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All of the former language of 10.5 of the Agreement is hereby discarded and shall no longer be a part of the Agreement.

8       Consideration for Amendment. Company and Executive hereby state that the terms of the Amendment are supported by adequate consideration in that they are to the mutual benefit of the parties.

Effective Date: September 1, 2019

COMPANY: DEEP DOWN, INC. BY: /s/ David J. Douglas David J. Douglas, Chairman, BOD Compensation Committee	EXECUTIVE: CHARLES NJUGUNA /s/ Charles K. Njuguna Individually

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